Keystone Provident Life Insurance Company

A Stock Company

If the Insured dies while this policy is in force we will pay the death benefit to the Beneficiary. Before we can pay the death benefit, we must have written proof that the Insured died while this policy was in force. We will make such payment subject to the terms of this policy. This page is part of the whole policy.

Right to Examine the Policy - Free Look Period

This policy may be returned within 10 days after you receive it or within 45 days after you complete the application for insurance, whichever is later. it can be mailed or delivered to either us or the agent who sold it to you.

The returned policy will be treated as if we had never issued it and we will refund any premium paid. The premium paid will be invested in the General Account of the Company and held there until the end of the Free Look Period, at which time it will be invested as specified in the application in one or more Sub-Accounts of the Variable Account and/or the General Account.

This is a variable benefit policy with death benefits and cash values increasing or decreasing depending on the investment experience of a separate investment account set forth on Page 3A. This policy also permits allocations to the General Account of the Company to purchase fixed benefits. A Guaranteed Minimum Death Benefit is provided which is unaffected by investment experience. The death benefit payable is described on Page 13.

Read this policy carefully. It is a valuable legal document. Keep it with your other important papers.

Signed for the Company:

___________________________________	___________________________________
Secretary	President

Individual Variable Life Insurance

Guaranteed Minimum Death Benefit Payable

Single Premium as Shown on Page 3A

Nonparticipating - No Dividends

VLI(85)

Table of Contents

KEYSTONE PROVIDENT LIFE INSURANCE COMPANY

99 HIGH STREET

BOSTON, MASSACHUSETTS 02110

POLICY SPECIFICATIONS
INSURED: JOHN DOE	PREMIUM CLASS: STANDARD

POLICY NUMBER: VL00009999	ISSUE AGE: 35

ISSUE DATE: JANUARY 2, 1989	SEX: MALE

SINGLE PREMIUM: $10,000.00	GUARANTEED MINIMUM
DEATH BENEFIT: $40,239

SALES CHARGE: 6.264% OF PREMIUM	MORTALITY AND EXPENSE
RISK CHARGE: .60% PER YEAR

GUARANTEED MAXIMUM MONTHLY POLICY	MAXIMUM LOAN
MAINTENANCE CHARGE FACTOR:	INTEREST RATE: 5.00% PER YEAR

POLICY YEARS 1-15: $.30

POLICY YEARS AFTER 15: $.18

VARIABLE ACCOUNT: KEYSTONE PROVIDENT VARIABLE ACCOUNT I
ELIGIBLE MUTUAL FUNDS	VARIABLE ACCOUNT SUB-ACCOUNT

STEINROE VARIABLE INVESTMENT TRUST:
AGGRESSIVE STOCK FUND (ASF)	ASF SUB-ACCOUNT

CASH INCOME FUND (CIF)	CIF SUB-ACCOUNT

GOVERNMENT GUARANTEED SECURITIES FUND (GGSF)	GGSF SUB-ACCOUNT

GOVERNMENT SECURITIES ZERO COUPON FUND (ZCF)	ZCF SUB-ACCOUNT

HIGH YIELD BOND FUND (HYBF)	HYBF SUB-ACCOUNT

INVESTMENT GRADE BOND FUND (IGBF)	IGBF SUB-ACCOUNT

MANAGED ASSETS FUND (MAF)	MAF SUB-ACCOUNT

MANAGED GROWTH STOCK FUND (MGSF)	MGSF SUB-ACCOUNT

MORTGAGE SECURITIES INCOME FUND (MSIF)	MSIF SUB-ACCOUNT

AGGRESSIVE MANAGED ASSETS FUND ("AMAF")	AMAF SUB-ACCOUNT

INTERNATIONAL STOCK FUND ("ISF")	ISF SUB-ACCOUNT

AND OTHER FUNDS AND SUB-ACCOUNTS AS MAY BE ADDED FROM TIME TO TIME.

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VLI(85)(1/89)	PAGE 3A

INSURED:	JOHN DOE	POLICY NUMBER:	VL00009999

POLICY SPECIFICATIONS     (CONTINUED)

ANNUAL GUARANTEED MORTALITY FACTORS

(PER $1000 AMOUNT AT RISK)
INSURED'S AGE LAST BIRTHDAY	GUARANTEED MORTALITY RATE	INSURED'S AGE LAST BIRTHDAY	GUARANTEED MORTALITY RATE	INSURED'S AGE LAST BIRTHDAY	GUARANTEED MORTALITY RATE

1	$ 1.00	34	$ 1.96	67	$ 28.80
2	0.95	35	2.08	68	31.32
3	0.93	36	2.22	69	34.10
4	0.89	37	2.38	70	37.24
5	0.85	38	2.57	71	40.86
6	0.81	39	2.79	72	45.04
7	0.77	40	3.03	73	49.79
8	0.74	41	3.29	74	55.03
9	0.73	42	3.57	75	60.66
10	0.73	43	3.86	76	66.58
11	0.79	44	4.18	77	72.71
12	0.88	45	4.52	78	79.13
13	1.01	46	4.88	79	86.04
14	1.16	47	5.26	80	93.69
15	1.31	48	5.67	81	102.32
16	1.46	49	6.12	82	112.12
17	1.57	50	6.63	83	123.02
18	1.65	51	7.20	84	134.82
19	1.71	52	7.84	85	147.29
20	1.74	53	8.57	86	160.27
21	1.74	54	9.37	87	173.74
22	1.72	55	10.22	88	187.68
23	1.70	56	11.12	89	202.22
24	1.67	57	12.06	90	217.58
25	1.64	58	13.05	91	234.19
26	1.62	59	14.14	92	252.70
27	1.61	60	15.36	93	274.77
28	1.62	61	16.73	94	304.12
29	1.64	62	18.31	95	347.49
30	1.67	63	20.10	96	417.95
31	1.72	64	22.07	97	539.34
32	1.79	65	24.19	98	744.81
33	1.87	66	26.44	99	1000.00

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VLI(85)	PAGE 3B

INSURED:	JOHN DOE	POLICY NUMBER:	VL00009999

POLICY SPECIFICATIONS     (CONTINUED)

NET SINGLE PREMIUMS ("NSP") BASED ON INSURED'S AGE LAST BIRTHDAY
AGE	NSP	AGE	NSP	AGE	NSP	AGE	NSP

1	0.08481	26	0.18481	51	0.41049	76	0.74385
2	0.08727	27	0.19086	52	0.42261	77	0.75604
3	0.08988	28	0.19717	53	0.43493	78	0.76797
4	0.09262	29	0.20373	54	0.44742	79	0.77969
5	0.09550	30	0.21055	55	0.46007	80	0.79121
6	0.09853	31	0.21764	56	0.47289	81	0.80250
7	0.10173	32	0.22498	57	0.48586	82	0.81349
8	0.10510	33	0.23257	58	0.49902	83	0.82408
9	0.10863	34	0.24041	59	0.51236	84	0.83422
10	0.11231	35	0.24852	60	0.52587	85	0.84386
11	0.11614	36	0.25687	61	0.53952	86	0.85306
12	0.12008	37	0.26547	62	0.55330	87	0.86187
13	0.12409	38	0.27431	63	0.56714	88	0.87038
14	0.12815	39	0.28339	64	0.58101	89	0.87872
15	0.13225	40	0.29270	65	0.59487	90	0.88702
16	0.13638	41	0.30224	66	0.60872	91	0.89544
17	0.14056	42	0.31200	67	0.62257	92	0.90418
18	0.14480	43	0.32198	68	0.63643	93	0.91347
19	0.14916	44	0.33221	69	0.65031	94	0.92357
20	0.15364	45	0.34267	70	0.66420	95	0.93460
21	0.15829	46	0.35336	71	0.67804	96	0.94652
22	0.16313	47	0.36430	72	0.69176	97	0.95894
23	0.16819	48	0.37548	73	0.70526	98	0.97096
24	0.17348	49	0.38691	74	0.71847	99	0.98058
25	0.17902	50	0.39859	75	0.73133	100	1.00000

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VLI(85)	PAGE 3C

INSURED:	JOHN DOE	POLICY NUMBER:	VL00009999

TABLE OF HYPOTHETICAL VALUES*

POLICY ANNIVERSARY	DEATH BENEFIT	CASH VALUE	CASH SURRENDER VALUE

1	$40,239	$10,336	$ 9,710
2	40,239	10,682	10,125
3	40,239	11,038	10,551
4	40,239	11,403	10,986
5	40,239	11,778	11,430
6	40,239	12,162	11,883
7	40,239	12,554	12,346
8	40,239	12,956	12,817
9	40,239	13,368	13,298
10	40,239	13,789	13,789
11	40,239	14,219	14,219
12	40,239	14,659	14,659
13	40,239	15,109	15,109
14	40,239	15,569	15,569
15	40,239	16,039	16,039
16	40,239	16,518	16,518
17	40,239	17,005	17,005
18	40,239	17,501	17,501
19	40,239	18,004	18,004
20	40,239	18,513	18,513
25	40,239	21,160	21,160
30	40,239	23,937	23,937
35	40,239	26,727	26,727
40	40,239	29,428	29,428

*THESE VALUES ASSUME THAT WHEN CHARGES OTHER THAN MORTALITY ARE SUBTRACTED FROM THE GROSS RETURN A NET INTEREST RATE EQUIVALENT TO A LEVEL ANNUAL 4% IS PRODUCED, AND THAT MORTALITY CHARGES ARE EQUIVALENT TO AN ANNUAL CHARGE BASED ON THE MORTALITY TABLE DESCRIBED IN THE POLICY. THE POLICY'S ACTUAL DEATH BENEFIT CANNOT BE LESS THAN THAT SHOWN ABOVE. THE POLICY'S ACTUAL CASH VALUES WILL DEPEND ON THE POLICY'S ACTUAL INVESTMENT PERFORMANCE AND CHARGES.

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VLI(85)	PAGE 4

Definitions

Beneficiary, Contingent Beneficiary - The Beneficiary is the person or persons who will receive any death benefit. The Contingent Beneficiary, if any, will become the Beneficiary should the Beneficiary die prior to the date of death of the Insured.

Date of Issue - This policy is deemed to have taken effect as of the Date of Issue. The Date of Issue is shown on Page 3A.

General Account - Our investment account which contains all the assets of the Company, with the exception of the Variable Account and other separate investment accounts.

Indebtedness - The amount of any existing loans and a pro rata portion of any loan interest due on the next Policy Anniversary.

Insured - The person whose life is covered by this policy. This person is named on Page 3A.

Loan Account - That portion of our General Account that contains cash values attributable to policy loans.

Monthly Anniversary - The Monthly Anniversary is the same day each month as the day of issue, or the first day of the next month should that day fall on a day beyond the end of any month.

Office - Our Executive Office, which is shown on Page 3A.

Owner, Joint Owner, Contingent Owner - The Owner is the person or persons having all rights under this policy. Joint Owners are two or more natural persons who own the contract equally with a right of survivorship. The Contingent Owner is the person or persons who will own the contract following the Owner's death (or the deaths of all the Joint Owners).

Person - A human being, a trust, a corporation, or any other legally recognized entity.

Policy Year, Policy Anniversary - The first Policy Year starts on the date of Issue. Future Policy Years start on the same month and day in each subsequent year, known as a Policy Anniversary. When "Policy Year" or "Policy Anniversary" appears in a calculation, the number of the applicable year or anniversary is to be substituted.

Variable Account - A separate investment account maintained by us into which a portion of our assets has been allocated for this and certain other policies. It is designated on Page 3A. Sub-Accounts have been established for each Eligible Mutual Fund shown on Page 3A.

We, Us, Our, Company - Keystone Provident Life Insurance Company.

Written Request - A request written on a form satisfactory to us and filed at our Office.

You, Your - The Owner of this policy.

General Provisions

Single Premium - The Single Premium is due on the Date of Issue of this policy. It must be paid to us in United States currency. Coverage under this policy does not take effect until a policy has been issued and the premium paid during the Insured's lifetime.

Contract - The entire contract is made up of:

(a)	this policy;

(b)	the application, a copy of which is attached to this policy; and

(c)	all riders and endorsements which are attached to and made a part of this policy.

All statements made in the application, except for fraudulent ones, are representations, not warranties. We may use only those statements contained in the application to void the policy or deny a claim under it.

The policy's text assumes that Persons are always human beings. However, references that are inappropriate for non-human beings shall be construed in a consistent manner.

Modification and Authority - Only our President or our Secretary may agree to change any of the terms of this policy. We shall not be bound by any promise made by any other person. Any changes must be made in writing.

Ownership Provisions - The Owner, any Joint Owners, and any Contingent Owner are named in the application. If more than one person is named as Owner or Contingent Owner and the designation does not state otherwise, we will treat such persons as Joint Owners. Any designations may be changed by you.

While the Insured is alive, you, as Owner, may exercise all the rights of this policy, subject to the rights of: (a) any assignee under an assignment filed with us; and (b) any irrevocably-named Beneficiary.

If the Owner dies, the Owner's rights will pass: to any surviving Joint Owner or Owners; otherwise to any Contingent Owner then alive; otherwise to the Owner's estate.

Beneficiary Provisions - The Beneficiary and any Contingent Beneficiary are named in the application. They may be changed by you.

Change of Owner or Beneficiary - By Written Request you may change the Owner, Contingent Owner, Beneficiary, or Contingent Beneficiary while the Insured is alive. An irrevocably named person may be changed only with the written consent of such person. After we record your request, the change will take effect as of the date you signed the request. The change will not affect any payments we make or actions we take before we record your request.

Assignment - You may assign this policy. A copy of any assignment must be filed with us. We are not responsible for the validity of any assignment. If you assign this policy, your rights and those of any revocably-named person will be subject to the assignment. An assignment will not affect any payments we make or actions we take before we record it. Any assignment you make of this policy will be subject to any Indebtedness.

Incontestability - We will not contest this policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue.

Suicide Exclusion - If the Insured commits suicide, whether sane or insane, within two year from the Date of Issue, our death benefit will be limited to the greater of the amount of the Single Premium paid or the cash value, less any Indebtedness.

Misstatement of Age or Sex - If the Insured's age or sex has not been stated correctly, we will change any amount payable to what the premium paid would have bought at the true age or sex.

Policy Settlement - All amounts due under this policy will be paid from our Office.

Protection of Proceeds - No Beneficiary or payee may commute or assign any payments under this policy before they are due. To the extend permitted by law, no payments shall be subject to the debts of any Beneficiary or payee nor to any judicial process for payment of those debts.

Delay of Payments - We reserve the right to postpone surrender payments from our General Account for up to 6 months. We reserve the right to postpone any type of payment from the Variable Account for any period when:

(a)	the New York Stock Exchange is closed other than customary weekend and holiday closings;

(b)	trading on the Exchange is restricted;

(c)	an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

(d)	the Securities and Exchange Commission so permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission shall govern as to whether the conditions in (b) and (c) exist.

Non-Participation in Surplus - We will not pay any dividends on this policy.

Change of Plan - At any time you may exchange all Variable Account benefits under this policy, without evidence of insurability, for fixed benefit insurance on the life of the Insured. The policy will be endorsed to provide that the Variable Account provisions shall no longer apply. The death benefit in effect on that date shall become the new Guaranteed Minimum Death Benefit.

Reports - Following each Policy Anniversary we will send you a report. The report will show the death benefit, cash value, all charges made since the last report, and any Indebtedness. The report will also show investment information as of the Policy Anniversary and any other information required by law. We will send other reports if required by law.

The General Account

General Description - The General Account consists of all out assets excluding those assets in the Variable Account and other separate investment accounts of the Company. Subject to applicable law, we have sole discretion over the investment of the assets of the General Account. We bear the full risk for this investment.

Investment Allocations to the General Account - The Single Premium or a portion of it may be allocated to the General Account in accordance with the selection made by in you in the application. The minimum investment in the General Account is 10% of the Single Premium. You may also transfer cash values of the policy to or from the General Account subject to any charges, terms and conditions we may impose on such transfers.

Any cash value attributable to policy loans is also allocated to the General Account and is subject to any terms and conditions imposed on loans by us. We call this portion of the General Account "the Loan Account".

Guaranteed Interest Rate - We guarantee that interest will accrue at a minimum effective rate of 4% per year for any amounts allocated to the General Account. In our sole discretion we may credit a higher rate of interest but we do not guarantee to do so. No additional interest beyond the guaranteed 4% will be credited to the Loan Account.

The Variable Account

General Description - The name of the Variable Account is shown on Page 3A. The Variable Account is a separate investment account maintained by us into which a portion of our assets has been allocated for this and certain other policies. The assets of the Variable Account are our property but are not chargeable with the liabilities arising out of any other business we may conduct.

Investment Allocations to the Variable Account - All or a portion of the Single Premium may be allocated to the Variable Account and will be invested in the Sub-Accounts listed on Page 3A in accordance with the selection made by you. The minimum investment in any one Sub-Account is 10% of the Single Premium. The assets of the Variable Account are segregated by Eligible Mutual Funds, thus establishing a series of Sub-Accounts within the Variable Account. We may, from time to time, add additional Eligible Mutual Funds and Sub-Accounts. In such event, you may be permitted to select other Sub-Accounts under this policy. However, the right to make any such selection will be limited by the terms and conditions we may impose on such transactions. You may transfer your cash value between the Sub-Accounts subject to any charges, terms and conditions we may impose on such transfers. We may also substitute other Funds and Sub-Accounts if in our judgement a particular Fund is not serving the interests of Owners like yourself. The investment policy of the Variable Account will not be changed without the approval of the Insurance Commissioner of Rhode Island. The approval procedures will be on file with that Commissioner.

Valuation of Assets - Fund shares held in the Variable Account will be valued at their net asset value for each Sub-Account.

Valuation Period - The Variable Account Sub-Accounts are valued each valuation period. A valuation period is the period commencing at the close of business of the New York Stock Exchange on each valuation date and ending at the close of business on the next succeeding valuation date. A valuation date is each day that the New York Stock Exchange is open for business. A valuation date is also a day that the New York Stock Exchange is not open for business provided the net asset value per share of an Eligible Mutual Fund held in a Sub-Account is different from the net asset value for the prior day.

Method of Determining Variable Account Values - Your cash value will fluctuate in accordance with the investment results of the underlying Eligible Mutual Funds. In order to determine how these fluctuations affect your cash value, we utilize a valuation unit. The valuation unit applicable during any valuation period is determined at the end of that period.

When we first purchased Eligible Mutual Fund shares we valued each unit at $10. The valuation unit for each Sub-Account in any valuation period thereafter is determined by dividing (a) by (b), where:

(a)	is equal to:
(i)	the total value of the net assets in that Sub-Account; less

(ii)

a charge for assuming the risk of guaranteeing mortality factors and expense charges, which is equal to (i) above multiplied by the valuation period equivalent of the per year mortality and expense risk charge shown on Page 3A; less

(iii)	a charge, if any, for any income tax provision established by us as a result of the operations of that Sub-Account.
(b)	is the total number of units in that Sub-Account at the end of the valuation period.

The resulting valuation units are multiplied by the respective number of Sub-Account units attributable to this policy and totaled to determine your cash value in the Variable Account.

A valuation unit may increase or decrease from valuation period to valuation period.

Transfer Rights - You may transfer by Written Request non-loaned cash values among the Sub-Accounts of the Variable Account and the General Account subject to the following:

(a)	the minimum value that may be transferred from any Sub-Account or the General Account is $1,000 (or the total value if it is less than $1,000);

(b)	following a transfer, the remaining value in a Sub-Account or the General Account must be either zero or at least $1,000;

(c)	we reserve the right to limit the number of transfers to no more than four every Policy Year;

(d)	any amounts allocated or transferred to the General Account may not be transferred from the General Account for a period of one year following such allocation or transfer; and

(e)	the deduction of any fees we may impose on such transfers

Cash Value and Surrender Rights

Cash Value - For any valuation period the cash value of this policy equals (a) less (b), where:

(a)	is the sum of all Sub-Account, General Account and Loan Account Values for the valuation period; and

(b)	is the monthly deduction and sales load charge if the Monthly Anniversary occurs during the valuation period for which the cash value is being determined.

Cash values supported by the Loan Account, including unpaid loan interest that has been added to the loan balance, will be credited with interest at an effective rate of 4% per year. These yearly interest credits will be referred to as "the Increase in Borrowed Cash Value Amounts". For any valuation period the values in the Loan Account equal (a) plus (b), where:

(a)	is the outstanding loan balance for that valuation period; and

(b)	is the Increase in Borrowed Cash Value Amounts credited since the last Policy Anniversary up to that valuation period.

Monthly Deduction - Any monthly deduction will be allocated among all Sub-Accounts of the Variable Account and any values in the General Account, exclusive of the Loan Account, in the proportion that your cash value in each bears to the total cash value, exclusive of the Loan Account. The monthly deduction will be made during the valuation period in which the Monthly Anniversary falls. Any monthly deduction will equal the monthly sum of the cost of insurance and the policy maintenance charge.

Cost of Insurance - The cost of insurance is determined on the Monthly Anniversary using the death benefit, cash value, the Insured's age last birthday, sex, and premium class, all as of the prior Monthly Anniversary. The death benefit is the greater of: (a) the Guaranteed Minimum Death Benefit; and (b) the cash value divided by the net single premium factor shown in the Table on Page 3C interpolated to the Monthly Anniversary.

The cost of insurance is equal to (a) less (b) times (c) divided by (d), (i.e., [(a-b) x c] / d), where:

(a)	is the death benefit multiplied by 1.00164;

(b)	is the cash value multiplied by 1.00327;

(c)	is the mortality factor shown in the Table on Page 3B for the attained age in question divided by 12; and

(d)	is 1.0 minus (c) above.

At our sole discretion we may use a smaller mortality factor in (c) above.

Policy Maintenance Charge - The policy maintenance charge reimburses us for administrative charges related to underwriting, issuing and maintaining the policy, for the costs of absorbing state and local premium taxes, and for assuming certain risks associated with providing a Guaranteed Minimum Death Benefit.

This charge is deducted on each Monthly Anniversary and is based on the cash value and death benefit in effect on the prior Monthly Anniversary, which is the same dath benefit amount as is defined in the "Cost of Insurance" section above. The charge is equal to (a) times (b) divided by (c), where:

(a)	is the lesser of: (i) the death benefit; and (ii) 3.5 multiplied by the cash value;

(b)	is the applicable policy maintenance charge factor shown on Page 3A; and

(c)	is $1,000.

Sales Load Charge - The charge for sales load reimburses us for expenses incurred in connection with the promotion, sale and distribution of this policy. The amount of this charge is shown on Page 3A. This charge is deferred and is deducted from the policy's cash value, exclusive of the Loan Account, in equal installments on each Monthly Anniversary during Policy years 2 through 10. Any uncollected installments will be deducted from the cash value if this policy is surrendered during Policy years 1 through 10. Charges are allocated in the same manner as described for the monthly deduction.

Premium Tax - Premium taxes levied by state or local governments on this policy are paid directly by us and will not be deducted from the Single Premium or any amount payable under this policy.

Crediting of Additional Variable Account Cash Values - Beginning with the 9th Policy Anniversary, we guarantee to credit additional cash values to the Variable Account values on any Policy Anniversary if:

(a)	for Policy Anniversaries 9 through 15, the policy's total cash value on the Monthly Anniversary prior to the applicable Policy Anniversary is greater than:

	(i)	the Single Premium; multiplied by

	(ii)	the sum of 1.0 and a factor equal to: Policy Anniversary x [.085 + .0023 x Policy Anniversary)]; and

(b)	the Policy Anniversary 16 and thereafter, the policy's total cash value on the Monthly Anniversary prior to the applicable Policy Anniversary is greater than:

	(i)	the Single Premium; multiplied by

	(ii)	the sum of 1.0 and a factor equal to: Policy Anniversary x [.032 + .0018 x Policy Anniversary)].

If the condition stated above is met on any Policy Anniversary, then we will add to the cash value in each Sub-Account on such Policy Anniversary an amount equal to .30% of such cash value. This is accomplished by the purchase of full or fractional Sub-Account units.

Reduction in Monthly Deduction - Beginning with the 8th Policy Year, we guarantee to reduce the monthly deduction for the policy maintenance charge and the cost of insurance under certain conditions. On each Monthly Anniversary, we will determine any such reduction as follows. If the cash value on the prior Monthly Anniversary as a percentage of the Single Premium is less than or equal to 62.5%, and if that cash value is equal to or less than the cash value at the beginning of the current Policy Year, then both the policy maintenance charge and the cost of insurance will be reduced. Each adjusted amount will equal the original amount multiplied by the following factor:

(a)	the cash value as of the prior Monthly Anniversary; divided by

(b)	2.0 multiplied by the greater of: (i) the Guaranteed Minimum Death Benefit; and (ii) 3.5 multiplied by the Single Premium

If the cash value on the prior Monthly Anniversary as a percentage of the Single Premium is greater than 62.5% and if that cash value is equal to or less than:

(a)	the Single Premium multiplied by [1.0 + (.02 x Policy Year)]; and

(b)	1.025 multiplied by the cash value at the beginning of the current Policy Year; and

(c)	1.0025 multiplied by the cash value as of the prior Monthly Anniversary,

then both the policy maintenance charge and the cost of insurance will be reduced. Each adjusted amount will equal the original amount multiplied by a factor equal to [a / (b x c)], where:

(a)	is the cash value on the prior Monthly Anniversary;

(b)	is 2.0 multiplied by the greater of: (i) the Guaranteed Minimum Death Benefit; and (ii) 3.5 multiplied by the Single Premium; and

(c)	is the lesser of the 1.0 and the ratio of the cash value as of the prior Monthly Anniversary to the Single Premium.

Reduction in Policy Maintenance Charge - Beginning with the 9th Policy Year, we guarantee to reduce or eliminate the deduction for the policy maintenance charge on any Monthly Anniversary if:

(a)	for Policy Years 9 through 15, the cash value on the prior Monthly Anniversary is greater than:

	(i)	the Single Premium; multiplied by

	(ii)	the sum of 1.0 and a factor equal to: Policy Year x [.085 + (.0023 x Policy Year)]; and

(b)	for Policy Year 16 and thereafter, the cash value on the prior Monthly Anniversary is greater than:

	(i)	the Single Premium; multiplied by

	(ii)	the sum of 1.0 and a factor equal to: Policy Year x [.032 + .(0018 x Policy Year)].

If the condition stated in (a) is met, then the policy maintenance charge will be eliminated. If the condition stated in (b) is met, then the policy maintenance charge will be reduced. The adjusted amount will equal the original amount multiplied by a factor equal to [(a x b) / c], where:

(a)	is the Guaranteed Minimum Death Benefit;

(b)	is [.02 x (Policy Year - 15)]; and

(c)	is the death benefit on the prior Monthly Anniversary

Cash Surrender Value - You may surrender this policy for its cash surrender value by submitting a Written Request. The cash surrender value is equal to:

(a)	the cash value; less

(b)	any uncollected installments of the sales load charge; less

(c)	any Indebtedness

Surrendering this policy will cancel it.

Basis of Calculation - The mortality table and interest rate basis for calculating guaranteed cash values is the Commissioners' 1980 Standard Ordinary Mortality Table, Blended Table B, age last birthday, at 4%. If the premium class shown on Page 3A is "special", any probability of death less than 40% in the 1980 CSO Blended Table B is adjusted to equal the lesser of: (a) the Table's probability multiplied by the factor shown on Page 3A next to the "special" class; and (b) 40%

Cash surrender values (before subtracting my Indebtedness) in the first 10 Policy Years are equal to cash values less uncollected installments of the sales load charge, and thereafter are equal to cash values. All such cash surrender values are greater than or equal to the minimum cash values required by the jurisdiction where this policy was delivered. We have filed a detailed statement of the method of calculation of the cash values with the insurance supervisory official of the jurisdiction where this policy was delivered.

Loan Privileges

Policy Loans - Subject to the rights of any assignee, after the first Policy Year we will grant you a loan on this policy if you properly assign it to us by a Written Request. We will not make a load for less than $1,000. Subject to this minimum amount you may borrow any amount less than or equal to: (a) 80% of the cash value of this policy; less (b) any existing Indebtedness.

A portion of cash value in the Variable Account an/or the General Account equal to the requested policy loan amount is placed in the Loan Account. An amount equal to the loan will be deducted:

(a)	from the Sub-Account(s) of the Variable Account and/or the General Account in the manner that you choose by Written Request; or

(b)

from each Sub-Account in the Variable Account in the proportion that your cash value in each Sub-Account bears to the loan amount requested if you do not specify how the loan is to be allocated. If there is no value, or insufficient value, in the Variable Account, then the loan amount, or the insufficient portion, will be deducted from the General Account.

We may defer granting a loan from the General Account for up to six months. The six-month period begins on the date we receive your Written Request.

Policy Loan Interest - Interest on a loan is due on each Policy Anniversary. The maximum loan interest rate is shown on Page 3A. At our sole discretion we may charge you a smaller rate of interest. On the report following each Policy Anniversary we will disclose the rate for the next Policy Year. However, by mutual consent between you and us, we may change the rate during a Policy Year.

If you pay the loan interest when due, we will remove the Increase in Borrowed Cash Value Amounts from the Loan Account and re-invest it in the Sub-Account(s) of the Variable Account and/or the General Account:

(a)	in accordance with your selection in the application for premium allocations; or

(b)	in such other manner that you choose by Written Request.

If you do not pay the loan interest when due, we will:

(a)	pay off the loan interest due by applying the Increase in Borrowed Cash Value Amounts to pay loan interest; and, if that is insufficient,

(b)

add the remaining loan interest due to the loan balance and transfer such amount from the Variable Account and/or the General Account to the Loan Account in the same manner as described for policy loans, above.

The Indebtedness may not exceed the cash surrender value of this policy. Should this occur, this policy will lapse. However, this policy will not lapse until 31 days after we send a notice to you at your last known address.

Loan Repayment - If this policy is still in force, you may repay a loan in whole or in part. In order to fully repay a loan, you must also pay a pro rata portion of the loan interest due on the next Policy Anniversary. Upon repayment, the cash value in the Loan Account supporting the policy loan being repaid will be removed and reinvested in the Sub-Account(s) of the Variable Account and/or the General Account in the same manner as described for the payment of loan interest, above.

Death Benefit

Death Benefit Payable - If the Insured dies while this policy is in force, we will pay a death benefit equal to the greater of: (a) the Guaranteed Minimum Death Benefit; and (b) the cash value on the date we receive proof of death divided by the applicable net single premium factor shown in the Table on Page 3C interpolated to the Monthly Anniversary prior to the date of death. The death benefit will be reduced by any Indebtedness.

In accordance with the cash value accumulation test of Section 7702(b) of the Internal Revenue Code (as amended as of the Date of Issue), the death benefit payable (before any deduction is made for Indebtedness) at all durations will be large enough so that any time the actuarial amount (known as the net single premium) used by us to fund such death benefit will not be less than the cash value at such time.

Payment of Death Benefit - Before we pay any death benefit, we will require proof of the death of the Insured and the return of this policy or a lost policy certificate. Proof of death shall be: a certified death certificate; a certified decree of a court of competent jurisdiction as to the find of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to us.

We will pay the death benefit in a lump sum: to the Beneficiary if alive on the date of death; otherwise to any Contingent Beneficiary alive on that date; otherwise to your or your estate. If you name more than one person as Beneficiary or Contingent Beneficiary and do not state otherwise; any non-survivors will not receive any benefit; the survivors will receive equal shares; and if there is only one survivor, that person will received the entire benefit. Any death benefit will be paid in accordance with any applicable laws governing the payment of death proceeds.

Payment Options

Choice and Availability of Payment Options - Any amount of $5,000 or more payable under this policy may be received under a payment option. The person who will receive the sum payable under a payment option will be called the payee.

You may choose or change a payment option at any time while the Insured is alive. If, when the Insured dies, you have not made a choice, a person receiving policy proceeds may then choose a payment option. Any choice or change must be made by Written Request. After we record the choice or change, it will take effect as of the request was signed. The change will not affect any payments or actions we take before we record it.

The payment options are:

Option 1.	Income for a fixed number of years

Option 2.	Life income with a fixed number of years guaranteed;

Option 3.	Interest income; and

Option 4.	Income of a fixed amount.

Other payment options (including variable payout options if permitted by applicable law) may be arranged by mutual agreement.

Our consent is needed to choose an option if:

(a)	the payee is not a human being; or

(b)	this policy is assigned to anyone other than us.

If any payment provided for would be or becomes less than $30, we may reduce the frequency of payments to an interval that will result in each payment being $30 or more.

We may require proof of the age and sex of the payee before making any payment under Option 2 or any other option based on life contingencies. if the age or sex has not been stated correctly, we will compute the amount payable based on the true age and sex. If payments have begun, any underpayments we may have made will be paid in full with the next payment. Any overpayments unless repaid to us in one sum, will be deducted from future payments until we are repaid in full.

Death of the Payee - When the payee dies, we will pay, in one sum, to the payee's estate:

(a)	the balance of the amount payable still with us under Options 3 and 4; and

(b)	the commuted value of any payments not yet made during the fixed period under Options 1 and 2. This value is based on interest at a rate of 2.5% per year, compounded annually.

First Payment - We will make the first payment under Options 1,2 and 4 as of the date the policy proceeds were payable. Under Option 3 we will make the first payment at the end of the first payment interval. All payments are made on the first business day of the payment interval.

Option 1: Income for a Fixed Number of Years - We will pay equal payments for a chosen number of years, not over 30. Each payment will be at least equal to the amount shown in Table 1.

Options 2: Life Income with a Fixed Number of Years Guaranteed - We will make a payment once each month for as long as the payee lives. Payments are guaranteed for at least the number of months chosen even if the payee dies before then. The amount of each payment will depend on the payee's sex and age before the payments start. Each payment will at least equal to the amount shown in Table 2.

Option 3: Interest Income - We will pay interest on the amount left with us at a rate of at least 2.5% per year, compounded annually, for a chosen number of years, not over 30. We will make the interest payments annually, semi-annually, quarterly or monthly, as chosen.

Option 4: Income of a Fixed Amount - We will make payments of a specified amount. We will credit interest on the balance of the amount payable left with us. This interest will be at a rate of at lest 2.5% per year, compounded annually. Payments will last until the amount payable plus interest runs out.

TABLE 1: MINIMUM PAYMENTS PAYABLE UNDER OPTION 1 FOR EACH $1000 LEFT WITH US

Term of					Term of					Term of
Installment		Semi-			Installment		Semi-			Installment		Semi-
Payments	Annual	Annual	Quarterly	Monthly	Payments	Annual	Annual	Quarterly	Monthly	Payment	Annual	Annual	Quarterly	Monthly
Years					Years					Years
1		$503.09	$252.32	$84.28	6	$177.12	$89.11	$44.69	$14.93	15	$78.80	$39.64	$19.88	$6.64
2	$506.17	254.65	127.72	42.66	7	153.65	77.30	38.77	12.95	20	65.58	31.48	15.79	5.27
3	341.60	117.85	86.19	28.79	8	136.07	68.45	34.33	11.47	25	52.95	26.64	13.36	4.46
4	259.33	130.47	65.44	21.86	9	122.40	61.58	30.88	10.32	30	46.61	23.45	11.76	3.93
5	210.00	105.65	52.99	17.70	10	111.47	56.08	28.13	9.38

TABLE 2: MINIMUM MONTHLY PAYMENT PAYABLE UNDER OPTION 2 FOR EACH $1000 LEFT WITH US

Age		No. of Months Certain				Age		No. of Months Certain				Age		No. of Months Certain
Male	Female	60	120	180	240	Male	Female	60	120	180	240	Male	Female	60	120	180	240
	12*	$2.63	$2.63	$2.62	$2.61	35	40	$3.40	$3.39	$3.36	$3.33	63	68	$6.04	$5.74	$5.30	$4.80
	13	2.64	2.64	2.63	2.63	36	41	3.45	3.43	3.41	3.37	64	69	6.22	5.87	5.39	4.85
	14	2.66	2.66	2.65	2.65	37	42	3.50	3.48	3.45	3.41	65	70	6.40	6.01	5.48	4.90
10*	15	2.67	2.67	2.66	2.66	38	43	3.55	3.53	3.50	3.45	66	71	6.59	6.16	5.56	4.94
11	16	2.69	2.69	2.68	2.68	39	44	3.61	3.59	3.55	3.50	67	72	6.79	6.30	5.65	4.98
12	17	2.71	2.71	2.70	2.70	40	45	3.66	3.64	3.60	3.54	68	73	7.00	6.45	5.73	5.02
13	18	2.73	2.73	2.72	2.71	41	46	3.72	3.70	3.65	3.59	69	74	7.23	6.60	5.82	5.05
14	19	2.74	2.74	2.74	2,73	42	47	3.78	3.76	3.71	3.64	70	75	7.46	6.76	5.90	5.09
15	20	2.76	2.76	2.76	2.75	43	48	3.85	3.82	3.77	3.69	71	76	7.70	6.91	5.97	5.12
16	21	2.78	2.78	2.78	2.77	44	49	3.92	3.88	3.82	3.74	72	77	7.95	7.07	6.05	5.14
17	22	2.81	2.81	2.80	2.79	45	50	3.99	3.95	3.88	3.79	73	78	8.22	7.23	6.12	5.17
18	23	2.83	2.83	2.82	2.81	46	51	4.06	4.02	3.95	3.84	74	79	8.50	7.38	6.18	5.19
19	24	2.85	2.85	2.84	2.84	47	52	4.14	4.09	4.01	3.90	75	80	8.78	7.54	6.24	5.20
20	25	2.88	2.88	2.87	2.86	48	53	4.22	4.17	4.08	3.95	76	81	9.08	7.69	6.30	5.22
21	26	2.90	2.90	2.89	2.88	49	54	4.31	4.25	4.15	4.01	77	82	9.40	7.84	6.35	5.23
22	27	2.93	2.93	2.92	2.91	50	55	4.40	4.33	4.22	4.07	78	83	9.72	7.98	6.39	5.24
23	28	2.95	2.95	2.94	2.93	51	56	4.49	4.42	4.29	4.12	79	84	10.05	8.13	6.43	5.25
24	29	2.98	2.98	2.97	2.96	52	57	4.59	4.50	4.37	4.18	80	85	10.39	8.26	6.47	5.26
25	30	3.01	3.01	3.00	2.99	53	58	4.69	4.60	4.44	4.24	and	and
26	31	3.04	3.04	3.03	3.02	54	59	4.80	4.69	4.52	4.30	over	over
27	32	3.08	3.08	3.07	3.05	55	60	4.91	4.79	4.60	4.36
28	33	3.11	3.11	3.09	3.08	56	61	5.02	4.90	4.69	4.41
29	34	3.14	3.14	3.12	3.11	57	62	5.15	5.01	4.77	4.47
30	35	3.18	3.18	3.16	3.15	58	63	5.28	5.12	4.86	4.53
31	36	3.22	3.22	3.20	3.18	59	64	5.42	5.23	4.94	4.59
32	37	3.27	3.27	3.24	3.22	60	65	5.56	5.35	5.03	4.64		*Also applies to younger ages.
33	38	3.31	3.31	3.28	3.25	61	66	5.72	5.48	5.12	4.70
34	39	3.36	3.36	3.32	3.29	62	67	5.87	5.61	5.21	4.75

Endorsements

To be inserted only by the Company

Keystone Provident Life Insurance Company

A Stock Company

Individual Variable Life Insurance

Guaranteed Minimum Death Benefit

Single Premium As Shown on Page 3A

Nonparticipating - No Dividends